CARDIFF INTERNATIONAL, INC. ANNOUNCES COMPLETION OF MERGER AGREEMENT WITH LEGACY CARD COMPANY, INC.

Salt Lake City, Utah - November 11, 2005 - Cardiff International, Inc., a Colorado corporation ("Cardiff" or the "Company") (OTCBB: CDIF), announced the completion and closing of an Agreement and Plan of Merger to acquire Legacy Card Company, Inc., a Nevada corporation ("Legacy"), in exchange for 18,000,000 shares of Cardiff common stock that is comprised of "restricted securities" as defined in Rule 144 of the Securities and Exchange Commission for all of the outstanding shares of Legacy common stock. The merger was completed with the filing of Articles of Merger between Legacy Acquisition Corp., a Nevada corporation and wholly-owned subsidiary of the Company and Legacy wherein Legacy is the surviving corporation and has become a wholly-owned subsidiary of the Company.

Prior to the completion of the merger, the Company had no business operations.

Legacy, formerly a California LLC, has developed the Commitment 529 Tuition Card, a MasterCard that makes a difference. The Legacy program leverages the two biggest economic forces in society-consumer spending and the consumer credit market-to create the most unique value-added credit card program in decades. Legacy's Commitment 529 Tuition Card helps solve a real need for America's families - saving for your child's college education.

The Commitment 529 Tuition Card is a unique, tax-free educational savings reward credit card that concentrates consumer loyalty and buying on national retailers in the Legacy merchant coalition. Several leading retailers have signed-on to our tuition rewards program. They will contribute from 1% to 10% on card spend to the cardholder's child's "529" tax-free educational fund account. This retailer contribution will be supplemented by a 0.5% to 1.0% contribution from our card issuer; importantly, this contribution is applicable no matter where the cardholder shops-encouraging regular and daily use of our card above all others.

Closing of the Merger Agreement is subject to certain requirements including completion of final documentation, due diligence and other customary pre-closing conditions. There is no assurance this transaction will be completed.

This Press Release does not constitute an offer of any securities for sale.

***

This Press Release contains statements and information about management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including risks and uncertainties associated with the possibility that the merger may not close, the realization of anticipated benefits of the transaction, general economic conditions, the combined company's inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, higher than anticipated expenses the combined company may incur in future quarters, and the combined company's working capital deficit and its ability to continue as a going concern.

Contact:  Daniel R. Thompson, CEO
          5717 Tanner Ridge Avenue
          Westlake Village, CA  91362
          Telephone:  310-458-4000